Exhibit 99.1

WESTERN DIGITAL REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 FINANCIAL RESULTS

News Summary
•Fourth quarter revenue was $4.3 billion, up 18% year-over-year (YoY). Data Center Devices and Solutions revenue grew 32%, Client Devices grew 19%, and Client Solutions declined 9% YoY. Fiscal year 2020 revenue was $16.7 billion, up 1.0% YoY.
•Fourth quarter GAAP earnings-per-share (EPS) was $0.49 and non-GAAP EPS was $1.23. Both GAAP and non-GAAP EPS include $96 million in costs related to COVID-19 in the fourth quarter. Fiscal year 2020 GAAP EPS was ($0.84) and non-GAAP EPS was $3.04.
•Generated operating cash flow of $172 million and free cash flow of $261 million in the fourth quarter. Generated operating cash flow of $824 million and free cash flow of $1.1 billion in fiscal year 2020.
•Expecting first fiscal quarter 2021 revenue to be in the range of $3.7 to $3.9 billion with non-GAAP EPS in the range of $0.45 to $0.65. Non-GAAP EPS outlook includes costs related to COVID-19.

SAN JOSE, Calif., — August 5, 2020 — Western Digital Corp. (Nasdaq: WDC) today reported fourth quarter and fiscal year 2020 financial results.

“I am extremely proud of the way our team has navigated the complexities and uncertainties inherent in this unprecedented environment, as we continue to adapt to provide supply continuity and high-quality products to our customers and drive value for our shareholders,” said David Goeckeler, Western Digital CEO. “While we continue to navigate through a dynamic environment, we remain focused on managing the business for the long-term, including ramping two important product lines to high volume: our SSD products and our energy-assisted capacity enterprise drives. We will continue to deliver the quality, performance and cost-effectiveness our customers rely on, and I am confident that our end market diversity and breadth, broad customer base, channel reach, and innovative leadership all position Western Digital to benefit from the multi-year growth in data creation and storage.”

Western Digital Reports Fourth Quarter and Fiscal Year 2020 Financial Results

Q4 2020 Financial Highlights

	GAAP			Non-GAAP

	Q4 2020	Q4 2019	vs. Q4 2019	Q4 2020	Q4 2019	vs. Q4 2019
Revenue ($M)	$4,287	$3,634	up 18%	$4,287	$3,634	up 18%
Gross Margin	25.3%	12.8%	up 12.5 ppt	28.9%	24.2%	up 4.7 ppt
Operating Expenses ($M)	$822	$846	down 3%	$713	$722	down 1%
Operating Income (Loss) ($M)	$261	($381)	*	$527	$158	up 234%
Net Income (Loss) ($M)	$148	($197)	*	$369	$50	up 638%
Earnings Per Share	$0.49	($0.67)	*	$1.23	$0.17	up 624%
*not a meaningful figure

Fiscal Year 2020 Financial Highlights

	GAAP			Non-GAAP

	2020	2019	vs. 2019	2020	2019	vs. 2019
Revenue ($M)	$16,736	$16,569	up 1%	$16,736	$16,569	up 1%
Gross Margin	22.6%	22.6%	—	26.9%	30.5%	down 3.6 ppt
Operating Expenses ($M)	$3,446	$3,665	down 6%	$2,983	$3,022	down 1%
Operating Income ($M)	$335	$87	up 285%	$1,522	$2,024	down 25%
Net Income (Loss) ($M)	($250)	($754)	*	$914	$1,429	down 36%
Earnings Per Share	($0.84)	($2.58)	*	$3.04	$4.84	down 37%
*not a meaningful figure

Western Digital Reports Fourth Quarter and Fiscal Year 2020 Financial Results

Key End Market Summary

Revenue ($M)	Q4 2020	Q4 2019	vs. Q4 2019	2020	2019	vs. 2019
Client Devices	$1,916	$1,606	up 19%	$7,160	$8,095	down 12%
Data Center Devices & Solutions	$1,684	$1,273	up 32%	$6,228	$5,038	up 24%
Client Solutions	$687	$755	down 9%	$3,348	$3,436	down 3%
Total Revenue	$4,287	$3,634	up 18%	$16,736	$16,569	up 1%

In the fourth quarter of fiscal 2020, Western Digital’s revenue increased 18% year-over-year to $4.3 billion, led by strength within Data Center Devices & Solutions and Client Devices end markets.

In Client Devices, Western Digital's robust family of client SSDs, which are ideally suited for remote learning and work from home applications, achieved another record quarter of revenue. Notebook and desktop-related hard drive revenue declined slightly sequentially as the market continued to transition to SSD-based products. Smart video was weaker than expected due to continued headwinds associated with the pandemic. In gaming, Western Digital began shipping flash solutions for the upcoming new game console launches.

In Data Center Devices & Solutions, cloud demand increased in the quarter due to the work from home trend. Western Digital was the first in the industry to ship energy-assisted drives for mass production and the Company expects a strong ramp into the second fiscal quarter and beyond. In addition, Western Digital’s innovative flash-based enterprise SSDs more than doubled in revenue from a year ago.

In Client Solutions, while Western Digital has a robust distribution channel with over 350,000 points of purchase around the world and well-established brands, the Company was impacted by COVID-related lockdowns at many brick-and-mortar customers. This business recovered as the quarter progressed due to easing of lockdowns and a transition to online buying with curbside pickup.

Western Digital Reports Fourth Quarter and Fiscal Year 2020 Financial Results

Business Outlook for Fiscal First Quarter of 2021

Three Months Ending October 2, 2020
	GAAP(1)	Non-GAAP(1)
Revenue ($B)	$3.7 - $3.9	$3.7 - $3.9
Gross margin	21% - 23%	25% - 27%
Operating expenses ($M)	$820 - $840	$700 - $720
Interest and other expense, net ($M)	$80 - $90	$70 - $80
Tax rate	N/A	22% - 26% (2)
Diluted earnings per share	N/A	$0.45 - $0.65
Diluted shares outstanding (in millions)	~ 304	~ 304

(1) Non-GAAP gross margin guidance excludes amortization of acquired intangible assets, stock-based compensation expense, and charges related to cost saving initiatives totaling approximately $150 million to $170 million. The company’s non-GAAP operating expenses guidance excludes amortization of acquired intangible assets; stock-based compensation expense; employee termination, asset impairment and other charges; and charges related to cost saving initiatives totaling approximately $100 million to $120 million. The company's non-GAAP interest and other expense guidance excludes approximately $10 million of convertible debt activity. In the aggregate, non-GAAP diluted earnings per share guidance excludes these items totaling $260 million to $300 million. The timing and amount of these charges excluded from non-GAAP gross margin, non-GAAP operating expenses, non-GAAP interest and other expense, net and non-GAAP diluted earnings per share cannot be further allocated or quantified with certainty. Additionally, the timing and amount of additional charges the company excludes from its non-GAAP tax rate and non-GAAP diluted earnings per share are dependent on the timing and determination of certain actions and cannot be reasonably predicted. Accordingly, full reconciliations of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP interest and other expense, non-GAAP tax rate and non-GAAP diluted earnings per share to the most directly comparable GAAP financial measures (gross margin, operating expenses, interest and other expense, tax rate and diluted earnings per share, respectively) are not available without unreasonable effort.

(2) The non-GAAP tax rates provided are based on a percentage of non-GAAP pre-tax income.

Western Digital Reports Fourth Quarter and Fiscal Year 2020 Financial Results

Investor Communications
The investment community conference call to discuss these results and the company’s business outlook for the fourth quarter and fiscal year 2020 will be broadcast live online today at 1:30 p.m. Pacific/4:30 p.m. Eastern. The live and archived conference call/webcast and the earnings presentation can be accessed online at investor.wdc.com.

About Western Digital
Western Digital, a leader in data infrastructure, creates environments for data to thrive. The company is driving the innovation needed to help customers capture, preserve, access and transform an ever-increasing diversity of data. Everywhere data lives, from advanced data centers to mobile sensors to personal devices, the company's industry-leading solutions deliver the possibilities of data. Western Digital data-centric solutions are comprised of the Western Digital®, G-Technology™, SanDisk® and WD® brands. Financial and investor information is available on the company's Investor Relations website at investor.wdc.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the company’s preliminary financial results for its fiscal fourth quarter ended July 3, 2020 and fiscal year 2020; the company’s business outlook for the fiscal first quarter of 2021; expectations regarding the impact of COVID-19; demand trends and market conditions; the data storage ecosystem; the company's positioning for future growth; the company's product portfolio; the ramp of the company's products; and expected future financial performance. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The preliminary financial results for the company’s fiscal fourth quarter ended July 3, 2020 and fiscal year 2020 included in this press release represent the most current information available to management. The company’s actual results when disclosed in its Form 10-K may differ from these preliminary results as a result of the completion of the company’s financial closing procedures; final adjustments; completion of the review and audit by the company’s independent registered accounting firm; and other developments that may arise between now and the disclosure of the final results. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: future responses to and effects of the COVID-19 pandemic; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of restructuring activities and cost saving initiatives; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets;

Western Digital Reports Fourth Quarter and Fiscal Year 2020 Financial Results

risks associated with acquisitions, divestitures, mergers and joint ventures; difficulties or delays in manufacturing; the outcome of legal proceedings; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on May 8, 2020, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect new information or events.

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Western Digital, the Western Digital logo, G-Technology, SanDisk and WD are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the US and/or other countries.

WESTERN DIGITAL CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited; on a US GAAP basis)

	July 3, 2020	June 28, 2019

ASSETS
Current assets:
Cash and cash equivalents	$3,048	$3,455
Accounts receivable, net	2,379	1,204
Inventories	3,070	3,283
Other current assets	551	535
Total current assets	9,048	8,477
Property, plant and equipment, net	2,854	2,843
Notes receivable and investments in Flash Ventures	1,875	2,791
Goodwill	10,067	10,076
Other intangible assets, net	941	1,711
Other non-current assets	877	472
Total assets	$25,662	$26,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,945	$1,567
Accounts payable to related parties	407	331
Accrued expenses	1,296	1,296
Accrued compensation	472	347
Current portion of long-term debt	286	276
Total current liabilities	4,406	3,817
Long-term debt	9,289	10,246
Other liabilities	2,416	2,340
Total liabilities	16,111	16,403
Total shareholders’ equity	9,551	9,967
Total liabilities and shareholders’ equity	$25,662	$26,370

WESTERN DIGITAL CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts; unaudited; on a US GAAP basis)

	Three Months Ended		Year Ended
	July 3, 2020	June 28, 2019	July 3, 2020	June 28, 2019
Revenue, net	$4,287	$3,634	$16,736	$16,569
Cost of revenue	3,204	3,169	12,955	12,817
Gross profit	1,083	465	3,781	3,752
Operating expenses:
Research and development	546	523	2,261	2,182
Selling, general and administrative	269	299	1,153	1,317
Employee termination, asset impairment and other charges	7	24	32	166
Total operating expenses	822	846	3,446	3,665
Operating income (loss)	261	(381)	335	87
Interest and other expense, net	(76)	(93)	(381)	(374)
Income (loss) before taxes	185	(474)	(46)	(287)
Income tax expense (benefit)	37	(277)	204	467
Net income (loss)	$148	$(197)	$(250)	$(754)

Income (loss) per common share
Basic	$0.49	$(0.67)	$(0.84)	$(2.58)
Diluted	$0.49	$(0.67)	$(0.84)	$(2.58)

Weighted average shares outstanding:
Basic	300	294	298	292
Diluted	301	294	298	292

WESTERN DIGITAL CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited; on a US GAAP basis)

	Three Months Ended		Year Ended
	July 3, 2020	June 28, 2019	July 3, 2020	June 28, 2019
Operating Activities
Net income (loss)	$148	$(197)	$(250)	$(754)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	377	416	1,566	1,812
Stock-based compensation	76	64	308	306
Deferred income taxes	(29)	121	(82)	374
Loss on disposal of assets	2	35	(7)	39
Write-off of issuance costs and amortization of debt discounts	10	10	40	38
Other non-cash operating activities, net	14	(27)	6	(8)
Changes in:
Accounts receivable, net	(401)	18	(1,175)	993
Inventories	21	157	200	(339)
Accounts payable	61	(39)	192	(588)
Accounts payable to related parties	9	19	75	72
Accrued expenses	(147)	(415)	184	(42)
Accrued compensation	37	(57)	124	(135)
Other assets and liabilities, net	(6)	64	(357)	(221)
Net cash provided by operating activities	172	169	824	1,547
Investing Activities
Purchases of property, plant and equipment, net	(215)	(38)	(647)	(757)
Acquisitions, net of cash acquired	—	—	(22)	—
Activity related to Flash Ventures, net	304	(310)	931	(598)
Investment activity, net	—	116	—	103
Strategic Investments and Other, net	(3)	2	16	(20)
Net cash provided by (used in) investing activities	86	(230)	278	(1,272)
Financing Activities
Employee stock plans, net	59	46	69	3
Repurchases of common stock	—	—	—	(563)
Dividends paid to shareholders	(150)	(146)	(595)	(584)
Proceeds from (repayment of) revolving credit facility	—	—	—	(500)
Proceeds from debt, net of issuance costs	—	(4)	—	(4)
Repayment of debt	(63)	(68)	(982)	(181)
Net cash used in financing activities	(154)	(172)	(1,508)	(1,829)
Effect of exchange rate changes on cash	1	6	(1)	4
Net increase (decrease) in cash and cash equivalents	105	(227)	(407)	(1,550)
Cash and cash equivalents, beginning of period	2,943	3,682	3,455	5,005
Cash and cash equivalents, end of period	$3,048	$3,455	$3,048	$3,455

WESTERN DIGITAL CORPORATION
PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions; unaudited)

	Three Months Ended		Year Ended
	July 3, 2020	June 28, 2019	July 3, 2020	June 28, 2019
GAAP cost of revenue	$3,204	$3,169	$12,955	$12,817
Amortization of acquired intangible assets	(144)	(166)	(610)	(804)
Stock-based compensation expense	(13)	(11)	(51)	(48)
Charges related to cost saving initiatives	—	(4)	(3)	(11)
Manufacturing underutilization charges	—	(67)	—	(264)
Power outage charges	—	(145)	(68)	(145)
Other	—	(22)	8	(22)
Non-GAAP cost of revenue	$3,047	$2,754	$12,231	$11,523

GAAP gross profit	$1,083	$465	$3,781	$3,752
Amortization of acquired intangible assets	144	166	610	804
Stock-based compensation expense	13	11	51	48
Charges related to cost saving initiatives	—	4	3	11
Manufacturing underutilization charges	—	67	—	264
Power outage charges	—	145	68	145
Other	—	22	(8)	22
Non-GAAP gross profit	$1,240	$880	$4,505	$5,046

GAAP operating expenses	$822	$846	$3,446	$3,665
Amortization of acquired intangible assets	(39)	(41)	(159)	(164)
Stock-based compensation expense	(63)	(53)	(257)	(258)
Employee termination, asset impairment and other charges	(7)	(24)	(32)	(166)
Charges related to acquisitions and dispositions	—	—	(9)	—
Charges related to cost saving initiatives	—	(3)	(6)	(11)
Other	—	(3)	—	(44)
Non-GAAP operating expenses	$713	$722	$2,983	$3,022

GAAP operating income (loss)	$261	$(381)	$335	$87
Cost of revenue adjustments	157	415	724	1,294
Operating expense adjustments	109	124	463	643
Non-GAAP operating income	$527	$158	$1,522	$2,024

GAAP interest and other expense, net	$(76)	$(93)	$(381)	$(374)
Convertible debt activity	7	7	28	27
Other	(4)	(1)	9	(20)
Non-GAAP interest and other expense, net	$(73)	$(87)	$(344)	$(367)

GAAP income tax expense	$37	$(277)	$204	$467
Income tax adjustments	48	298	60	(239)
Non-GAAP income tax expense	$85	$21	$264	$228

WESTERN DIGITAL CORPORATION
PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts; unaudited)

	Three Months Ended		Year Ended
	July 3, 2020	June 28, 2019	July 3, 2020	June 28, 2019
GAAP net income (loss)	$148	$(197)	$(250)	$(754)
Amortization of acquired intangible assets	183	207	769	968
Stock-based compensation expense	76	64	308	306
Employee termination, asset impairment and other charges	7	24	32	166
Charges related to acquisitions and dispositions	—	—	9	—
Charges related to cost saving initiatives	—	7	9	22
Manufacturing underutilization charges	—	67	—	264
Power outage charges	—	145	68	145
Convertible debt activity	7	7	28	27
Other	(4)	24	1	46
Income tax adjustments	(48)	(298)	(60)	239
Non-GAAP net income	$369	$50	$914	$1,429

Diluted income (loss) per common share
GAAP	$0.49	$(0.67)	$(0.84)	$(2.58)
Non-GAAP	$1.23	$0.17	$3.04	$4.84

Diluted weighted average shares outstanding:
GAAP	301	294	298	292
Non-GAAP	301	295	301	295

Cash flows
Cash flow provided by operating activities	$172	$169	$824	$1,547
Purchase of property, plant and equipment, net	(215)	(38)	(647)	(757)
Activity related to flash ventures, net	304	(310)	931	(598)
Free cash flow	$261	$(179)	$1,108	$192

To supplement the condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the table above sets forth non-GAAP cost of revenue; non-GAAP gross profit; non-GAAP operating expenses; non-GAAP operating income; non-GAAP interest and other expense, net; non-GAAP income tax expense; non-GAAP net income; non-GAAP diluted income per common share and free cash flow (“Non-GAAP measures”). These Non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from Non-GAAP measures used by other companies. The company believes the presentation of these Non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors for measuring the company’s earnings performance and comparing it against prior periods. Specifically, the company believes these Non-GAAP measures provide useful information to both management and investors as they exclude certain expenses, gains and losses that the company believes are not indicative of its core operating results or because they are consistent with the financial models and estimates published by many analysts who follow the company and its peers. As discussed further below, these Non-GAAP measures exclude the amortization of acquired intangible assets, stock-based compensation expense, employee termination, asset impairment and other charges, charges related to acquisitions and dispositions, charges related to cost saving initiatives, manufacturing underutilization charges, power outage charges, convertible debt activity, other adjustments, and income tax adjustments, and the company believes these measures along with the related reconciliations to the GAAP measures provide additional detail and comparability for assessing the company's results. These Non-GAAP measures are some of the primary indicators management uses for assessing the company's performance and planning and forecasting future periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

As described above, the company excludes the following items from its Non-GAAP measures:

Amortization of acquired intangible assets. The company incurs expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of the company's acquisitions and any related impairment charges.

Stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations, and the volatility in valuations that can be driven by market conditions outside the company's control, the company believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against the company's peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

Employee termination, asset impairment and other charges. From time-to-time, in order to realign the company's operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, the company may terminate employees and/or restructure its operations. From time-to-time, the company may also incur charges from the impairment of intangible assets and other long-lived assets. These charges (including any reversals of charges recorded in prior periods) are inconsistent in amount and frequency, and the company believes they are not indicative of the underlying performance of its business.

Charges related to acquisitions and dispositions. In connection with the company's business combinations or dispositions, the company incurs expenses which it would not have otherwise incurred as part of its business operations. These expenses include third-party professional service and legal fees, third-party integration services, severance costs, non-cash adjustments to the fair value of acquired inventory, contract termination costs, and retention bonuses. The company may also experience other accounting impacts in connection with these transactions. These charges and impacts are related to acquisitions and dispositions, are inconsistent in amount and frequency, and the company believes they are not indicative of the underlying performance of its business.

Charges related to cost saving initiatives. In connection with the transformation of the company's business, the company has incurred charges related to cost saving initiatives which do not qualify for special accounting treatment as exit or disposal activities. These charges, which the company believes are not indicative of the underlying performance of its business, primarily relate to costs associated with rationalizing the company's channel partners or vendors, transforming the company's information systems infrastructure, integrating the company's product roadmap, and accelerated depreciation of assets.

Manufacturing underutilization charges. In response to flash business conditions, the company temporarily reduced its wafer starts during fiscal 2019 at its flash-based memory manufacturing facilities operated through its strategic partnership with Kioxia Corporation. The temporary abnormal reduction in output resulted in flash manufacturing underutilization charges which were expensed as incurred. These charges are inconsistent in amount and frequency, and the company believes these charges are not part of the ongoing operation of its business.

Power outage charges. In June 2019, an unexpected power outage incident occurred at the flash-based memory manufacturing facilities operated through the company's strategic partnership with Kioxia Corporation in Yokkaichi, Japan. The power outage incident resulted in the write-off of damaged inventory and unabsorbed manufacturing overhead costs which are expensed as incurred. These charges are inconsistent in amount and frequency, and the company believes these charges are not part of the ongoing production operation of its business.

Convertible debt activity. The company excludes non-cash economic interest expense associated with its convertible notes. These charges do not reflect the company's operating results, and the company believes they are not indicative of the underlying performance of its business.

Other adjustments. From time-to-time, the company sells or impairs investments or other assets which are not considered necessary to its business operations, or incurs other charges or gains that the company believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.

Income tax adjustments. Income tax adjustments include the difference between income taxes based on a forecasted annual non-GAAP tax rate and a forecasted annual GAAP tax rate as a result of the timing of certain non-GAAP pre-tax adjustments. The income tax adjustments include the company’s final adjustments for the tax effects of the Tax Cuts and Jobs Act allowed within the one-year measurement period that ended on December 22, 2018, as well as estimates related to the current status of the rules and regulations governing the transition to the Tax Cuts and Jobs Act. These adjustments are excluded because they are infrequent and the company believes that they are not indicative of the underlying performance of its business.

Additionally, free cash flow is defined as cash flows provided by operating activities less purchases of property, plant and equipment, net of proceeds from sales of property, plant and equipment, and the activity related to Flash Ventures, net. The company considers free cash flow generated in any period to be a useful indicator of cash that is available for strategic opportunities including, among others, investing in the company's business, making strategic acquisitions, repaying debt and strengthening the balance sheet.

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Contacts:

Investor Contact:	Media Contact:
Western Digital Corp.	Sard Verbinnen & Co
T. Peter Andrew	John Christiansen
949.672.9655	David Isaacs
peter.andrew@wdc.com	Leah Polito
investor@wdc.com	WesternDigital-SVC@sardverb.com